Kenny Scharf (b. 1958)



The 1980s are a highly desirable period in Kenny Scharf's oeuvre, making up four out of the artist's top five auction records.

INVESTMENT THESIS

Initial Offering Price
$283,000

Offering Circular
sec.gov

Similar Sales | Record Price



$0.4m
$0.3m
$0.2m
$0.1m
$0.0m
08
11
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23

Price Appreciation of Similar Works
14%

Sharpe Ratio (2001-2023) watch video

Kenny Scharf	▲0.97
S&P 500	0.43

65% Progress

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Kenny Scharf

(b. 1958)

Why we like this offering

1. The Artwork was created the same year that Kenny Scharf was included in the prestigious Whitney Biennial, a pivotal moment in the artist's career.
2. Auction records for artworks similar in style, scale, and period are led by *Travel Time* (1984), which sold for $870,000 at Christie's in November 2021, followed by *The Big Bong Theory* (1987), which sold for $415,800 at Christie's in May 2023, and *Staticontrol* (1990), which sold for $277,200 at Phillips on November 2021.
3. The 1980s are a highly desirable period in Kenny Scharf's oeuvre, making up four out of the artist's top five auction records.
4. Inspired by Surrealism's notion of automatism, spontaneity plays an important role in Kenny Scharf's painting practice, who creates his spray-painted compositions intuitively.
5. The Artwork is a large-scale horizontal canvas painting in an acidic yellow, green and purple palette, which combines oil and acrylic painting and spray-painting techniques. Fragments of anthropomorphic characters inspired by 1960s cartoons float among geometric shapes, galactic portals, and vines. The composition and style of the painting are simultaneously retro and futuristic, giving the work a compelling timeless quality.
6. While the realized auction sale record for a work by Kenny Scharf clocks in at just over $980,000, works by close contemporaries such as Keith Haring have achieved prices in excess of $6.5 million.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$2,624,025	32	$802,583

Turnover by Year


5M
2.5M
11
12
13
14
15
16
17
18
19
20
21
22

Lots Auctioned ■ Sold ■ Unsold


47
35.25
23.5
11.75
11
12
13
14
15
16
17
18
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22

Initial Offering Price **$283,000**

Offering Circular sec.gov/edgar

Painting





About Kenny Scharf

Kenny Scharf (b. 1958) is an American contemporary artist known for his vibrant and whimsical pop art and graffiti art. Growing up in vibrant Southern California, Scharf was heavily influenced by the emerging pop culture, street art, and cartoons of the 1960s. In the early 1980s, Scharf became involved in the East Village art scene, where he collaborated with Keith Haring and Jean-Michel Basquiat. His first exhibitions showcased his unique blend of pop art and street art aesthetics with a playful sense of humor. By the 1990s, he had risen to fame within the art world and maintains his influence to this day.

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KENNY SCHARF

b. 1958, UNITED STATES



$283,000
INITIAL OFFERING

14.0% ANNUAL APPRECIATION OF SIMILAR WORKS SOLD SINCE 2010[2]	▲0.96 SHARPE RATIO[3]
8.4% MEDIAN REPEAT SALE PAIR APPRECIATION[4]	16.4% RECORD PRICE GROWTH[5]

Acrylic, oil, and spra ypaint on canvas | 84 × 108 in.

Kenny Scharf, born in 1958 in Los Angeles, California, is an American artist known for his vibrant and whimsical pop art and graffiti art. Growing up in the vibrant cultural scene of Southern California, Scharf was heavily influenced by the emerging pop culture, street art, and cartoons of the 1960s.

The Artwork is a prime, large-scale example of Kenny Scharf's canvas paintings from the 1980s in his distinct, self-described "Pop Surrealist" style. Inspired by Surrealism's notion of automatism, spontaneity plays an important role in Kenny Scharf's painting practice, who creates his spray-painted compositions intuitively. The 1980s are a highly desirable period in Kenny Scharf's oeuvre, making up four out of the artist's top five auction records. The Artwork was created the same year that Kenny Scharf was included in the prestigious Whitney Biennial, a pivotal moment in the artist's career. The Artwork is a large-scale horizontal canvas painting in an acidic yellow, green and purple palette, which combines oil and acrylic painting and spray-painting techniques. Fragments of anthropomorphic characters inspired by 1960s cartoons float among geometric shapes, galactic portals, and vines. The composition and style of the painting are simultaneously retro and futuristic, giving the work a compelling timeless quality. Auction records for artworks similar in style, scale, and period are led by Travel Time (1984), which sold for $870,000 at Christie's New York on November 9, 2021, followed by The Big Bang Theory (1987), which sold for $415,800 at Christie's New York on May 12, 2023, and Staticontrol (1990), which sold for $277,200 at Phillips New York on November 18, 2021.

Kenny Scharf is represented by Almine Rech Gallery. In addition to numerous major group exhibitions, he has been the subject of solo exhibitions at prestigious institutions, including the Hammer Museum in Los Angeles, the Miami Center for the Fine Arts, the Queens Museum of Art, MoMA PS1 in New York, and the Museo de Arte Contemporaneo de Monterrey in Mexico. His works are held in permanent collections around the world, such as the Museum of Modern Art in New York, the Whitney Museum of American Art in New York, the Jewish Museum in New York, the San Francisco Museum of Modern Art, the Stedelijk Museum in Amsterdam, the Ludwig Museum in Cologne, the Sogetsu Museum in Tokyo, and the Broad in Los Angeles. His joyful, vibrant compositions have charmed high-profile art-world professionals, collectors, and creatives–like art dealer Jeffrey Deitch, Dior Men's artistic director Kim Jones, Studio 54 founders Steve Rubell and Ian Schrager, and actor Lenny Kravitz–which has led to steady growth in his market. Scharf's persisting popularity is reflected by his top ten auction records, which have all been achieved since 2021. These records are led by City of the Future (2005), which sold for $983,175 at Bonhams New York on May 19, 2022, followed by Travel Time (1984), which sold for $870,000 at Christie's New York on November 9, 2021, and Op-Bop (1985), which sold for $630,000 at Sotheby's New York on November 17, 2022.

AS OF MAY 31, 2023, THE TOP AUCTION PRICES FOR THE ARTIST WERE ACHIEVED BY "CITY OF THE FUTURE" (2005), WHICH SOLD FOR $983,175 AT BONHAMS, NEW YORK ON MAY 19, 2022, "TRAVEL TIME" (1984), WHICH SOLD FOR $870,000 AT CHRISTIE'S NEW YORK ON NOVEMBER 9, 2021 AND "OP-BOB" (1985), WHICH SOLD FOR $630,000 AT SOTHEBY'S, NEW YORK ON NOVEMBER 17, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[3]


$29,910
$33,000
$16,100
$8,625
$41,400
$7,700
$8,050
$8,625
$25,300
$36,000
$54,184
$180,000
$54,000
$66,000
$103,000
$87,537
$57,413
$57,211
$36,740
$50,000
$277,200
$252,000
$163,800
$415,800
10/3/1991
5/6/1992
2/25/1993
6/30/1993
11/11/1993
2/23/1994
5/3/1994
5/2/1995
5/20/1999
11/10/2004
4/6/2005
11/7/2005
9/13/2006
11/15/2006
11/14/2007
3/11/2010
3/25/2010
10/1/2010
11/25/2011
11/14/2012
11/18/2021
5/13/2022
9/30/2022
5/12/2023

Kenny Scharf, born in 1958 in Los Angeles, California, is an American artist known for his vibrant and whimsical pop art and graffiti art. Growing up in the vibrant cultural scene of Southern California, Scharf was heavily influenced by the emerging pop culture, street art, and cartoons of the 1960s. His formative years were spent exploring various artistic mediums, including painting, sculpture, and installation art.

After completing his formal training at the School of Visual Arts in New York City, Scharf began exhibiting his work in the early 1980s. After graduating, Scharf moved to the East Village, where he became involved in the East Village art scene. Scharf's early work was influenced by the pop art movement. He often used bright colors and bold shapes in his paintings. He also incorporated elements of graffiti and cartoons into his work. In the early 1980s, Scharf began to create large-scale installations. These installations often featured brightly colored geometric shapes and cartoon characters. Scharf's work became increasingly popular in the 1980s. He exhibited his work in galleries and museums around the world. He also collaborated with other artists, such as Keith Haring and Jean-Michel Basquiat. His first exhibitions showcased his unique blend of pop art and street art aesthetics, characterized by bold colors, cartoonish imagery, and a playful sense of humor. It was during this time that he gained recognition and rose to fame within the art world.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Kenny Scharf with the following criteria: Works on canvas created between 1980 and 1999 that measure between 60 inches by 60 inches and 120 inches by 120 inches; excluding sparse canvases and compositions featuring prominent characters, blobs and developed landscapes. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintingeees in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 9.6% CAGR implied from selected sales occurring from October 3, 1991, to May 12, 2023. Since January 1, 2010, the realized prices comprised by this set of transactions have increased at an estimated 14.0% CAGR implied from selected sales occurring from March 11, 2010, to May 12, 2023.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Kenny Scharf has a risk-adjusted appreciation of 0.96. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Kenny Scharf is 8.4%, which is based on 23 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Kenny Scharf was May 9, 1990 and ending on the last date a repeat sale occurred for such artist, which in the case of Kenny Scharf was May 16, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

5. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Kenny Scharf have a record price compound annual growth rate ("CAGR") of 16.4% from May 2, 1985 to June 30, 2023. This calculation is based on (i) a record price of $2,400 on May 2, 1985, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $780,000, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.